As filed with the Securities and Exchange Commission on December 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SANDS REGENT

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0201135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

345 North Arlington Avenue

Reno, Nevada 89501

(Address of Principal Executive Offices including Zip Code)

THE SANDS REGENT

2004 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Ferenc B. Szony President and Chief Executive Officer 345 North Arlington Avenue Reno, Nevada 89501 (775) 348-2200	Copy to: Patrick T. Seaver Kevin Espinola Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock par value $0.10 per share	500,000	$12.04	$6,020,000	$762.73

(1)	The Sands Regent 2004 Equity Incentive Plan authorizes the issuance of 500,000 shares of common stock, par value $0.10 per share, of The Sands Regent, of which 500,000 shares are being registered hereunder. In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered hereunder shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and represents the average of the high and low sales prices of the common stock, as reported on the NASDAQ National Market – Small Cap on December 9, 2004 as to 500,000 shares available for future grants under the Plan.

Proposed issuances to commence as soon after the effective date of the Registration

Statement as practicable.

INTRODUCTION

This Registration Statement on Form S-8 is filed by The Sands Regent (the “Company”) relating to 500,000 shares of the Company’s common stock, par value $0.10 per share, issuable to eligible employees, directors and consultants of the Company under The Sands Regent 2004 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which we filed with the Commission, are incorporated by reference into this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed on September 28, 2004;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 15, 2004;

(c)	Form 8-K filed with the Commission on November 5, 2004 and November 9, 2004, November 17, 2004; and

(d)	The description of our Common Stock contained in our Registration Statement on Form S-1 filed with the Commission (No. 2-93453).

In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Notwithstanding the foregoing, each Form 8-K furnished to, and not filed with, the Commission shall not be deemed incorporated by reference herein.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Description of Securities.

The Company’s Common Stock, par value $0.10 (the “Common Stock”), is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article X of the Company’s Articles of Incorporation limits the liability of the Company’s directors and officers. It provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. It also provides that any repeal or modification of the foregoing provision by the stockholders of the Company will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such repeal or modification.

Since the adoption of Article X, however, Nevada Revised Statutes Section 78.300 has been repealed. In this regard, Nevada Revised Statutes Section 78.138 currently provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent that Article X of the Company’s Articles of Incorporation would be deemed to be inconsistent with Section 78.138, the provisions of such statute should control.

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (i) is not liable pursuant to Section 78.138 or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he

(i) is not liable pursuant to 78.138 or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4.	Any indemnification under subsections 1 and 2 above, unless offered by a court or advanced pursuant to subsection 5 below, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5.	The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6.	The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.7502 and Section 78.751:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 above or for the advancement of expenses made pursuant to subsection 5 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Company’s bylaws provide for mandatory indemnification of directors and officers generally consistent with the foregoing provisions of the Nevada Revised Statutes. In addition, the Company has entered into agreements with its directors, which provide for indemnification to the fullest extent allowed by applicable law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits on Page 7.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, The Sands Regent, a Nevada corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 16th day of December, 2004.

THE SANDS REGENT

By:	/s/ Ferenc B. Szony
Ferenc B. Szony
Director, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Ferenc B. Szony and Pete Cladianos III, or either of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of December 16, 2004.

Signature	Title
/s/ Ferenc B. Szony Ferenc B. Szony	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert J. Medeiros Robert Medeiros	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jon N. Bengtson Jon N. Bengtson	Director, Chairman of the Board

/s/ Pete Cladianos III Pete Cladianos III	Director

/s/ Louis J. Phillips Louis J. Phillips	Director

/s/ Larry Tuntland Larry Tuntland	Director

/s/ David R. Grundy David R. Grundy	Director

/s/ Douglas M. Hayes Douglas M. Hayes	Director

INDEX TO EXHIBITS

EXHIBIT		PAGE NO.
4.1	Secured Convertible Note dated as of March 25, 2004, by and among The Sands Regent and David R. Belding (Incorporated by reference from the Company’s Current Report on Form 8-K, filed March 29, 2004, File No. 000-14050).*

4.2	Warrant to Purchase Common Stock dated as of March 25, 2004, by and among The Sands Regent and David R. Belding (Incorporated by reference from the Company’s Current Report on Form 8-K, filed March 29, 2004, File No. 000-14050)*

4.3	Warrants to Purchase Common Stock dated as of November 8, 2004 , by and among the Sands Regent and various institutional investors (Incorporated by reference from the Company’s Report on Form 8-K filed November 17, 2004 with the SEC File No. 000-14050.)*

5.1+	Opinion of Schreck Brignone	9

10.1	The Sands Regent 2004 Equity Incentive Plan (Filed as Annex A to the Definitive Proxy Statement dated September 24, 2004, as filed with the Securities and Exchange Commission on September 29, 2004 and incorporated herein by reference.)

23.1+	Consent of Schreck Brignone (included in Exhibit 5.1)	9

23.2+	Consent of Deloitte & Touche LLP	10

24+	Power of Attorney (included in the signature page to this Registration Statement)	7

*	Incorporated by reference
+	Filed herewith